CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Bancorp

Troy, North Carolina

We consent to the use in this Registration Statement on Form S-3 of First Bancorp of our reports dated March 14, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Elliott Davis, PLLC

Greenville, South Carolina

January 29, 2013